S   C   H  I  C  K
                           [LOGO] Technologies, Inc.

                                                    February 6, 2000

Zvi N. Raskin
10 Keri Lane
Spring Valley, New York 10977


                                  Re : Employment Agreement

Dear Zvi :

     This is to confirm that, effective January 1, 2000, the terms of your employment at Schick Technologies (the "Company") are as follows :

1.   Term of Employment : 3 years

2.   Base Salary : $ 200,000 annually

3. Bonus : Minimum bonus of $20,000 per calendar year, payable in half-year increments of at least $10,000 each. (The first increment shall be paid upon the completion of the DVI loan restructuring.) You are also eligible (but are in no way entitled) to receive additional performance bonuses, from time to time, at the sole discretion of Compensation Committee.

4. Stock Grant : You shall be granted 75,000 shares of the Company's Common Stock (the "Shares"), with the following restriction on the sale or transfer of the Shares: None of the Shares may be sold or transferred prior to December 31, 2000; 25,000 Shares may be sold or transferred on or after December 31, 2000; an additional 25,000 Shares may be sold or transferred on or after December 31, 2001; and the final 25,000 Shares may be sold or transferred on or after December 31, 2002. You will be required to pay the Company the sum of $1.32 per Share which you sell or transfer, and such payment shall be made within 6 months of such sale or transfer. In the event of your termination of employment hereunder for cause or your resignation from employment hereunder, all Shares which may not yet be sold or transferred at the time of such termination or resignation shall revert back to the Company, and you agree to execute all documents reasonably necessary to effect such reversion. In the event that you are terminated without cause during the term of this Agreement, all restrictions imposed hereunder on the sale or transfer of the Shares shall be null and void and without further force or effect.

5. Termination / Severance : Termination of your employment shall be permitted for cause only. In order to terminate you for cause, a majority of the members of the Company's Board of Directors must vote for such termination and must affirmatively find that you are guilty of fraud, dishonesty, or other acts of misconduct in your rendering of services for or on behalf of the Company. In the event that you are terminated without cause during the term of this Agreement, you shall receive twelve (12) months severance.

     Kindly sign below to indicate your agreement with all of the terms contained in this letter agreement.


                                                              Sincerely,

                                                          /s/ Jeffrey T. Slovin
                                                              Jeffrey T. Slovin
                                                              President

     The Foregoing is Acknowledged
     And Agreed to in its Entirety

     /s/ Zvi N. Raskin
     -----------------------------
         Zvi N. Raskin